Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the use of our report dated November 16, 2005, with respect to the consolidated balance sheets of Intentia International AB (publ) as of December 31, 2002, 2003 and 2004, and the related consolidated income statement, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Stockholm February 21, 2006
/s/ KPMG Bohlins AB